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                                                                    EXHIBIT 23.3

The Board of Directors
Prime Succession, Inc.

     We consent to the use of our report included herein and to the references to our firm under the headings 'Selected Historical and Unaudited Pro Forma Consolidated Financial Information' and 'Independent Auditors' in the prospectus.

                                          /s/ KPMG PEAT MARWICK LLP

Cincinnati, Ohio
December 19, 1996